UNITED STATES

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NEUTRAL TANDEM, INC.

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On April 30, 2013, Neutral Tandem, Inc. d/b/a Inteliquent issued the following press release:

Inteliquent Contact	GTT Contact
Darren Burgener	Michelle Reilly
(312) 380-4548	(703) 442-5582

Inteliquent Sells Global Data Business to GTT for $54.5 Million

Chicago, IL and McLean, VA, April 30, 2013 – Neutral Tandem, Inc. d/b/a Inteliquent (NASDAQ: IQNT) announced today that it has sold its global data services business to GTT (OTCQB: GTLT) for $54.5 million. The transaction consideration includes $52.5 million of cash and $2.0 million of commercial services that GTT will provide to Inteliquent over three years. The transaction signed and closed on April 30, 2013.

The global data business sold by Inteliquent generated revenues of $69.5 million in 2012 and serves over 1,100 customers. The data business has over 120 points of presence in 24 countries and provides IP Transit and Ethernet services. The data business is one of the largest global Ethernet interconnection networks, a top-five global IP Transit service provider and a leading IPv6 network. The data business is largely comprised of the assets acquired by Inteliquent through its purchase of Tinet S.p.A. in 2010.

Ed Evans, Chief Executive Officer of Inteliquent, stated, “We are pleased to conclude the sale of our data business. We look forward to working to grow our core voice services business, to which we will dedicate all of our efforts going forward. This transaction also affords us with significant balance sheet flexibility to consider other value-enhancing alternatives for our shareholders.”

Richard D. Calder Jr., President and Chief Executive Officer of GTT, stated, “Acquiring the Inteliquent data business accelerates our established growth curve towards becoming a more asset-based network solution provider, capable of delivering complex, integrated network solutions globally.”

Inteliquent was advised by BMO Capital Markets and Simpson Thacher & Bartlett LLP. GTT was advised by Bank Street Group and Kelley Drye & Warren LLP.

About Inteliquent

Headquartered in Chicago, Inteliquent provides intelligent networking to solve challenging voice interconnection and interoperability issues. With an advanced MPLS network that is highly interconnected to major carriers and service providers, Inteliquent serves its voice customers worldwide. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter@Inteliquent.

About GTT

GTT is the premiere cloud network provider to the world. Powered by our global Ethernet and IP backbone, GTT operates the most interconnected network on the globe. With 15 years of proven experience, GTT delivers simplicity, speed and agility, with an absolute client focus. For more information visit the GTT website at www.gt-t.net.

Inteliquent Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release by Neutral Tandem, Inc. d/b/a Inteliquent (the “Company”) are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Factors that might cause such differences include, but are not limited to: any adjustment to the purchase price pursuant to the terms of the purchase agreement between GTT and the Company; any business disruption associated with the Company’s sale of the data business, including disruptions regarding separating the Company’s network, IT and billing systems from the network and systems sold to GTT, and that the cost savings and other benefits the Company expects to receive may not materialize in part or at all; the Company’s ability to maintain relationships with business providers following the sale of the data business; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission (the “SEC”), particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the period ended December 31, 2012, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Additional Information and Where to Find It

In connection with the proxy contest initiated by Clinton Magnolia Master Fund, Ltd., the Company will be filing a definitive proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2013 annual meeting of stockholders. Stockholders are strongly advised to read the Company’s 2013 definitive proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain copies of the Company’s 2013 definitive proxy statement and other documents filed by the Company with the SEC in connection with its 2013 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the “Investor Relations” section of the Company’s website at ir.inteliquent.com.

Participants in the Solicitation

The Company, its directors, its executive officers, and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in connection with the matters to be considered at the 2013 annual meeting of stockholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with such matters is set forth in the preliminary proxy statement filed with the SEC on April 19, 2013 and will be set forth in the definitive proxy statement to be filed with the SEC.

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